EXHIBIT 12.2
April 18, 1997


Blanchard Funds
Federated Investors Tower
Pittsburgh, Pennsylvania  15222-3779


Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of a transaction in which Blanchard Capital Growth Fund, (the "Acquired Fund"), a portfolio of Blanchard Funds, a Massachusetts business trust ("Blanchard"), will withdraw from Capital Growth Portfolio, a New York trust (the "Portfolio") in exchange for the Securities and Cash. The terms and conditions of this transaction are set forth in a Withdrawal Agreement dated as of February 4, 1997 by and among Signet, Blanchard, the Portfolio and Chase (the "Withdrawal Agreement"). Unless otherwise indicated, all capitalized terms, not defined herein, are defined in the Withdrawal Agreement.

The Acquired Fund is a registered open-end management investment company which qualifies as a regulated investment company described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Portfolio qualifies as a non-publicly traded partnership for federal income tax purposes. The Acquired Fund and the Portfolio are parties to an Agreement dated August 23, 1994, whereunder the Acquired Fund agreed to invest all of its investable assets in the Portfolio in exchange for a beneficial interest in the Portfolio. The Acquired Fund has, at all times since October 31, 1994, invested all its investable assets in the Portfolio. The Acquired Fund currently desires to withdraw its investment in the Portfolio. On the Closing Date, the Acquired Fund will withdraw all its ownership interests in the Portfolio in exchange for the Securities and Cash (the "Restructuring").

The Restructuring will be followed by an acquisition of the Acquired Fund's assets by The Virtus Funds, a Massachusetts business trust ("Virtus"), on behalf of its portfolio The Virtus Style Manager: Large Cap Fund (the "Acquiring Fund") in exchange solely for shares of the Acquiring Fund and the distribution of such shares to the shareholders of the Fund in liquidation of the Acquired Fund (the "Reorganization"). The Reorganization will be undertaken pursuant to the terms and conditions of the Agreement and Plan of Reorganization dated December 20, 1996 between the Virtus Funds and Blanchard Funds.

We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization and the Restructuring, the certificate provided to us by the Acquired Fund in connection with the rendering of this opinion, the representations and warranties made by the Portfolio in the Withdrawal Agreement and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon and subject to the foregoing, and assuming that the Restructuring will take place as described in the Withdrawal Agreement, we are of the opinion that, for federal income tax purposes, no gain or loss (other than possible gain or loss under the mark-to-market provisions of the Code) will be recognized by the Acquired Fund upon receipt of the Securities and Cash in the Restructuring.

This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively.
There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement, and to the references to this firm and this opinion in the Prospectus/Proxy Statement which is contained in the Registration Statement.

Very truly yours,


/s/ Dickstein Shapiro Morin & Oshinsky LLP
Dickstein Shapiro Morin & Oshinsky LLP